Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TIGER X MEDICAL, INC.

October 24, 2016

Tiger X Medical, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: The name of this Corporation is Tiger X Medical, Inc. (the “Corporation”) and that this Corporation was originally formed pursuant to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on January 12, 1994, under the name of NAM Corporation.

SECOND: The Amended and Restated Certificate of Incorporation, as amended, is hereby further amended as follows to change the Corporation’s name:

“FIRST: The name of the Corporation is BioCardia, Inc.”

THIRD: The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the DGCL.

FOURTH: Except as hereby amended, the Amended and Restated Certificate of Incorporation of the Corporation, as amended, shall remain unchanged.

FIFTH: This amendment shall be effective as of 1:00 am Eastern Time on October 26, 2016.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer as of the date first written above.

By:	/s/ Peter Altman
Authorized Officer

Title:	President and Chief Executive Officer

Name:	Peter Altman
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